EXHIBIT 23.2

LETTERHEAD OF BDO — Pazos, López de Romaña, Rodriguez S. Civil de R. L.

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Orient-Express Hotels Ltd. of our report dated May 17, 2012 relating to the financial statements of Perurail S.A., which appear in the Form 10-K/A Amendment No. 1 to the Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2011.

Pazos, López de Romaña, Rodriguez S. Civil de R. L.
Lime, Peru
August 8, 2012

Countersigned by:

/s/ Manuel Pazos Vélez
Manuel Pazos Vélez
Certified Chartered Public Accountant
Register No. 01-05095